FOR IMMEDIATE RELEASE - November 15, 2012
Contact:
Kim D. Saunders, President & CEO
919-687-7800 extension 816

M&F Bancorp, Inc. Appoints New Chief Financial Officer

DURHAM, N.C.--
M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today announced that Randall C. Hall has joined the Company and its wholly owned subsidiary, Mechanics and Farmers Bank, as incoming Chief Financial Officer (CFO). Hall will be replacing current CFO Lyn Hittle upon her announced retirement in March 2013. Hall has more than 20 years of leadership, financial management, and operational experience in the banking industry. Most recently he has been an independent advisor to troubled banks and bank holding companies under regulatory enforcement actions providing strategic advice to management teams and boards of directors. Prior to that, Hall was CFO of Clayton Bancorp, Inc. and Clayton Bank and Trust in Knoxville, TN, during 2011. Hall served as Senior Vice President and Chief Financial Officer with the executive team that opened Bank of Asheville in 1997; he was promoted to Executive Vice President, Chief Financial Officer and Secretary/Treasurer in 1999, and became President and CEO in 2010 through that institution's close in 2011, at which time he assumed a leadership role in Enterprise Risk Management for First Bank of Troy, NC. Hall is a Certified Public Accountant, Certified Risk Professional and Chartered Global Management Accountant. He earned an MBA from Western Carolina University, an undergraduate degree in Accounting with minors in Business Administration and Spanish from Gardner-Webb University in Boiling Springs, NC, and is a graduate of the BAI Graduate Schools of Banking at the University of Wisconsin with a concentration in Finance.
“Lyn Hittle has done an outstanding job for us, helping us to navigate some very difficult times. We are delighted to have an incoming CFO of Randy's caliber and background, and gratified that we will have this opportunity for a smooth transition period for him to benefit from Lyn's knowledge of the Bank and the Company,” stated Ms. Kim D. Saunders, President and CEO.
Mechanics and Farmers Bank (M&F Bank), a state-chartered commercial bank, has operated continuously and profitably since 1908. The Bank's mission is to meet the financial services needs of the communities it serves, promote personal and community development, and to provide quality service to all while continuing its tradition of serving those who historically have been underserved. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, with total assets of approximately $311 million as of September 30, 2012. The Company's common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com.
This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.
Source: M&F Bancorp, Inc.

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